Exhibit 99.2

Kodak and New York State Propose Partnership

to Drive Sustainable Growth at Eastman Business Park

Agreement creates $49 million environmental trust fund and facilitates utilities sale agreement

ROCHESTER, N.Y., June 19 – Eastman Kodak Company and the State of New York have agreed on a partnership, subject to Bankruptcy Court approval, to drive several key initiatives at Eastman Business Park (EBP) in an effort to enhance regional economic development opportunities at the site, considered by Governor Andrew M. Cuomo’s Finger Lakes Regional Economic Development Council to be the area’s number one development priority.

As one major component, the State and Kodak have reached an agreement to establish a $49 million environmental trust for EBP, Kodak’s primary manufacturing site for more than a century, which has developed into one of the country’s largest, most diverse industrial and technology parks.

Under the agreement, which is subject to Court approval and the satisfaction of certain conditions, the trust would ensure continued environmental oversight, while addressing environmental obligations into the future – including an extension of the current protections for the site that Kodak has in place with the New York State Department of Environmental Conservation (DEC).

The creation of the trust fund would also help drive further strategic economic development initiatives at this multi-use, multi-tenant campus – and would fairly settle legacy environmental claims under Kodak’s recently-filed Plan of Reorganization.

“Today’s agreement with Kodak on the future of Eastman Business Park is great news for the community of Rochester,” Governor Cuomo said. “Under this agreement, which addresses environmental, operations and management concerns, we are ensuring that EBP will remain a major and stable economic driver in the City, growing existing businesses, attracting new investments and creating jobs for the entire Finger Lakes region. I thank all the stakeholders for coming together for a compromise that works for New Yorkers.”

“These important activities all combine to provide the right answer at the right time, serving the public and community interests in protecting the environment and strengthening economic development initiatives, while also facilitating Kodak’s emergence from Chapter 11,” said Antonio M. Perez, Kodak Chairman and Chief Executive Officer. “Reaching this agreement helps ensure that Eastman Business Park can fulfill its potential for being an engine of regional economic development.”

In parallel with the development of the trust, the previously-announced sale of Kodak’s utility infrastructure to Recycled Energy Development (RED) is also targeted for completion promptly after approval of the agreement by the Court. RED will acquire the comprehensive EBP utilities infrastructure and continue to supply electricity, steam, water, refrigeration, compressed air, and nitrogen, as well as treat wastewater for EBP. Tenants and property owners, including Kodak, will continue to enjoy reliable and economical utility services – another critical step in the collective efforts to revitalize the Park.

Kodak and New York State Propose Partnership to Drive Sustainable Growth at Eastman Business Park / Page 2

Kodak’s ongoing commitment to EBP will be an important driver to those future development plans, with the company maintaining substantial space and operations at EBP. This includes a variety of advanced manufacturing operations, in addition to the Kodak Technical Center, the company’s largest worldwide center for advanced-technology research and development.

Eastman Business Park is now home to 6,000 employees working for Kodak and approximately 40 tenants and property owners. A growing number of companies in the energy storage, functional film and biomaterials space are choosing to locate to EBP, due to the unique blend of infrastructure, innovation and skilled workforce capabilities that exist on site.

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About Kodak

Kodak is transforming into a B2B company focused on its Commercial Imaging business. Kodak will be centered on commercial, packaging and functional printing solutions and enterprise services, markets in which it offers customers advanced technologies that give them a competitive edge. The company also offers leading products and services in Entertainment Imaging and Commercial Films. Kodak has agreed to spin off its Personalized Imaging and Document Imaging businesses. For additional information on Kodak, visit www.kodak.com.

About Eastman Business Park

Eastman Business Park is a unique, multi-use advanced manufacturing and research center in Rochester, N.Y. This 1,200 acre campus encompasses over 100 buildings, 2.5 million square feet of space, and over 50 miles of integrated roads and rail. Often referred to as a ‘city within a city,’ EBP possesses a self-generated utility infrastructure, plus bench top to prototype analytical tools and equipment supporting the acceleration to commercialization of clean technology products in the materials science space. For more information on EBP visit www.eastmanbusinesspark.com and follow on Twitter @FollowEBP.

2013